EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Completes The Sale Of 8,000,000 Shares Of Midas Gold Corp.

Denver, Colorado, March 16,  2015  -  Vista Gold Corp. (TSX & NYSE MKT: VGZ) (“Vista” or the “Company”) announced that it  has completed the previously announced sale of 8,000,000 common shares of Midas Gold Corp. (“Midas”) held by Vista Gold U.S. Inc. (“Vista US”) at  a price of Cdn$0.46 per Midas Share for aggregate gross proceeds of Cdn$3,680,000.

After completion of the sale, Vista holds, directly and indirectly through Vista US, an aggregate of 7,802,615 common shares of Midas, representing approximately 5.5% of the outstanding common shares of Midas. Vista and Vista US have agreed that they will not sell any of their remaining shares of Midas for a period of 6 months from today’s date.

The securities described herein have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or the securities laws of any state of the United States and may not be offered or sold absent such registration or pursuant to an exemption from such registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein in the United States.

About Vista Gold Corp.

Vista’s principal asset is its flagship Mt Todd gold project in Northern Territory, Australia.  We also hold approximately 5.5%  of the outstanding common shares of Midas,  non-core projects in Mexico and the United States and royalty interests in projects in Bolivia and Indonesia.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.